Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors and Stockholders,

Arma Services Inc.

We consent to the use of our report dated November 27, 2021 relating to our audit of the balance sheets of Arma Services Inc. as of October 31, 2021 & 2020, the related statement of operations, stockholders' equity, and cash flows for each of two years then ended as on October 31, 2021 & 2020 included in the Annual Report of Arma Services Inc. on Form 10-K for the year ended October 31, 2021.

/s/ Zia Masood Kiani & Co.

Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan

Date: December 31, 2021